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                                                                    EXHIBIT 2.01

                            SHARE PURCHASE AGREEMENT

                                  by and among

                             TECHTEAM GLOBAL, INC.,

                             TECHTEAM GLOBAL NV/SA,

                             AKELA INFORMATIQUE SRL

                                       and

                              Lucian Ionut Butnaru

                             Peter Andrei Ungureanu

                                  Sabin Girlea

                                 Philippe Bozier

                          Alain Joseph Maurice Kremeur

                                  George Tudor

                                   dated as of

                                 OCTOBER 3, 2005

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                            SHARE PURCHASE AGREEMENT

     Share Purchase Agreement, dated as of October 3, 2005, by and among:

     TechTeam Global, Inc., an American legal entity, incorporated under the laws of the State of Delaware, with its head office in 27335 West 11 Mile Road, Southfield, Michigan 48034, United States of America, with a Federal Tax ID number 38-2774613;

     TechTeam Global NV/SA, a Belgian limited liability entity, with its head office at Zweefvliegtuigstraat 10, 1130 Brussels, Belgium, registered with Brussels Trade Register under number 604800; (together the "Purchasers"),

     Akela Informatique SRL, whose registered office is at 144, Ghe. Titeica Str., 2nd District, Bucharest, Romania, registered with the Bucharest Trade Registry under the no. J40/5206/1998, tax registration code 10629858, tax attribute R, (the "Company"), and

     Lucian Ionut Butnaru, Peter Andrei Ungureanu, Sabin Girlea, Philippe Bozier, Alain Joseph Maurice Kremer and George Tudor who are the holders of all of the registered capital of the Company in the percentages set forth on Exhibit A (each a "Shareholder" and collectively, the "Shareholders"). Certain capitalized terms used in this Agreement have the meanings assigned to them in
Article IX.

     WHEREAS, each of the Shareholders has approved, and deems it advisable and in the best interests of such Shareholder to consummate, the acquisition of the Company by Purchasers; and

     WHEREAS, the Board of Directors of TechTeam Global, Inc. has approved, and deems it advisable and in the best interests of the Purchasers to consummate the acquisition of the Company, which acquisition is to be effected by the purchase of all shares of the registered capital of the Company by Purchasers upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1 Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Shareholder shall sell, convey, assign, transfer and deliver to Purchasers the number of Shares set forth opposite such Shareholder's name on Exhibit A hereto, free and clear of all Encumbrances.


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Section 1.2 The Purchase Price. Subject to the terms and conditions of this
Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchasers of the Shares, subject to certain adjustments and off-sets as set forth in Sections 1.3 and 1.4 of this Agreement, Purchasers shall (i) pay to the Shareholders the aggregate cash amount of Two Million Four Hundred and Fifty Thousand Euros (euro2,450,000) (the "Cash Consideration"); and (ii) issue to the Shareholders the aggregate number of shares of Team Common Stock equal to two Hundred and Fifty Thousand Euros (euro250,000) in accordance with Section 1.3(c) of this Agreement (the "Stock Consideration" and together with the Cash Consideration, the "Initial Consideration").

Section 1.3 Payment of the Purchase Price.

               (a) Cash Escrow Account. At the Closing, Purchasers shall pay to the accounts designated in writing by the Shareholders the amount equal to the Cash Consideration less (i) the amount of One Hundred Thirty-Five Thousand Euros (euro135,000), which Purchasers shall deposit into the Account as the working capital escrow (the "Working Capital Escrow"), and which shall be held in accordance with the terms set forth in Section 1.6 hereof and (ii) the amount of One Hundred Thirty-Five Thousand Euros (euro135,000), which Purchasers shall deposit into the Account as the cash indemnity escrow (the "Cash Indemnity Escrow"), and which shall be held in accordance with the terms of Section 1.6 hereof. The Cash Consideration less the amounts of the Working Capital Escrow and the Cash Indemnity Escrow, i.e., the amount of Two Million One Hundred Eighty Thousand Euros (euro2,180,000), is referred to as the "Closing Cash Consideration".

               (b) Stock Escrow Account. On the fourth Business Day following the Closing Date, Purchasers shall retain the stock certificates representing the shares of Team Common Stock (the "Stock Indemnity Escrow"), which shall be held in accordance with the terms set forth in Section 1.6 hereof.

               (c) Calculation of Number of Team Common Stock Constituting the Stock Consideration. The number of shares of Team Common Stock constituting the Stock Consideration shall be calculated by (i) converting the Stock Consideration from Euros to Dollars using the euro/US$ spot exchange rate published by the Wall Street Journal on the date three (3) Business Days prior to the Closing Date (the result being the "Dollar Stock Consideration"); and
(ii) dividing the Dollar Stock Consideration by the average closing share price of Team Common Stock as listed on the NASDAQ Stock Market for the three (3) Business Days prior to, and the three (3) Business Days following, the Closing Date (the "Average Closing Price"). No fractional shares of Team Common Stock will be issued in connection with the Transaction. In lieu of any such fractional shares, each Shareholder who would otherwise have been entitled to a fraction of a share of Team Common Stock shall be entitled to receive a cash payment in lieu of such fractional share determined by multiplying (A) the Average Closing Price of a whole share of Team Common Stock by (B) the fractional share interest to which such holder would otherwise be entitled, which amount shall be delivered into the Stock Indemnity Escrow together with the Team Common Stock constituting the Stock Consideration.

               (d) Allocation of Purchase Price. The Initial Consideration, as it


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may be adjusted, and any future consideration paid by Purchasers pursuant to
Section 1.5 of this Agreement shall be allocated to the Shareholders in proportion to the percentage of the total registered share capital represented by such Shares, as set forth opposite each Shareholder's name under the heading "% of Company Capital" on Exhibit A hereto. Each Shareholder's share of the Closing Cash Consideration is set forth in Exhibit A. The Closing Cash Consideration or other amounts payable by Purchasers under this Agreement shall be paid by the Purchasers to the accounts designated by the Shareholders in accordance with this Agreement.

Section 1.4 Purchase Price Adjustment. The Initial Consideration shall be adjusted following the Closing as follows:

               (a) if the amount of the Working Capital of the Company (determined in accordance with this Section 1.4(b)) as of the Closing Date is less than One Hundred Sixty-nine Thousand Four Hundred Eight Euros (euro169,408), the Initial Consideration shall be decreased by an amount equal to such difference ("Working Capital Deficit"). Any Working Capital Deficit shall be paid to Purchasers from the Working Capital Escrow, and in the event the Working Capital Deficit exceeds the amount of the Working Capital Escrow, the Shareholders shall pay to Purchasers the difference between the Working Capital Deficit and the Working Capital Escrow within five (5) Business Days after the amount of Working Capital is agreed to by the Shareholders and Purchasers. After payment to Purchasers of any Working Capital Deficit, any remaining amounts in the Working Capital Escrow shall be released to the Shareholders in accordance with the terms of Section 1.6; and

               (b) if the amount of the Working Capital of the Company (determined in accordance with this Section 1.4(b)) as of the Closing Date is greater than One Hundred Sixty-Nine Thousand Four Hundred Eight Euros (euro169,408), the Initial Consideration shall be increased by an amount equal to such difference (the "Working Capital Surplus"). Any Working Capital Surplus shall be paid by Purchasers by wire transfer of immediately available funds to the accounts specified by the Shareholders within five (5) Business Days after the amount of Working Capital is agreed to by the Shareholders and Purchasers. In addition, in the event of a Working Capital Surplus, the Working Capital Escrow shall be released to the Shareholders in accordance with the terms of
Section 1.6.

               (c) As used herein, the term "Working Capital" shall mean, as reflected on the Working Capital Statement, "current assets" less "current liabilities", which includes all indebtedness for borrowed money regardless of maturity and excludes any and all fees incurred by Shareholders or the Company in connection with this Transaction, plus Fifty-Five Thousand Dollars (US$55,000). The term "Working Capital Statement" shall mean the statement of Working Capital of the Company to be prepared by Purchasers as of the Closing Date in accordance with this Section 1.4 and to be delivered to the Shareholders no later than 90 days after the Closing Date. The Working Capital Statement shall be prepared by Purchasers using accounting principles, procedures, policies and methods generally accepted in the United States ("GAAP").


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               (d) The Working Capital Statement shall be final and binding on the parties unless, within 10 days after delivery to the Shareholders, written notice is given by the Shareholders to Purchasers of their objection setting forth in reasonable detail the Shareholders' basis for objection. The Shareholders may dispute items reflected on the Working Capital Statement only on the basis that such items were not arrived at in conformity with the GAAP. If notice of objection is given, the parties shall consult with each other with respect to the objection. Any amount that is not in dispute will promptly be paid by the party obligated to make such payment hereunder to the party entitled to receive such payment hereunder. If the parties are unable to reach agreement within 15 days after the notice of objection has been given, the dispute shall be submitted, as promptly as practicable, for resolution to Jan Glas of Quintus (the "Accountants"). Each party agrees to execute, if requested by the Accountants, a reasonable engagement letter. The Accountants will make a determination, based solely on presentations by the Shareholders and the Purchasers and not by independent review, as to (and only as to) each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement and (iv) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to rely on the accounting records and similar materials prepared in connection with the preparation of the Working Capital Statement, and the fees and expenses of the Accountants will be paid one-half by the Purchasers and one-half by the Shareholders. Each of Purchasers and the Shareholders will use reasonable efforts to cause the Accountants to render their decision as soon as reasonably practicable (but in no event later than 20 days following the expiration of the 15-day period provided above for Purchasers and the Shareholders to resolve disputes prior to submission to the Accountants), including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items.

Section 1.5 Future Consideration. The Purchaser shall also pay to the Shareholders the amounts earned by the Shareholders by meeting the targets set forth below:

               (a) In the event the Company's Gross Profit for fiscal year 2006 equals or exceeds One Million Three Hundred Thirty Thousand Euros (euro1,330,000) ("the 2006 Target"), Purchasers shall pay to the Shareholders the aggregate amount of One Hundred Thousand Euros (euro100,000) no later than March 31, 2007 to the accounts designated in writing by the Shareholders. If the Company's Gross Profit for the fiscal year 2006 is between 80% and 90% of the 2006 Target, Purchasers shall pay Shareholders Fifty Thousand Euros (euro50,000). If the Company's Gross Profit for the fiscal year 2006 is between 90% and 100% of the 2006 Target, Purchasers shall pay Shareholders Seventy-five Thousand Euros (euro75,000);

               (b) In the event the Company's Gross Profit for fiscal year 2007 equals or exceeds Two Million One Hundred Thousand Euros (euro2,100,000) ("the 2007 Target"), Purchasers shall pay to the Shareholders the aggregate amount of Two Hundred Thousand Euros (euro200,000) no later than March 31, 2008 to the accounts designated in


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 writing by the Shareholders. If the Company's Gross Profit for the fiscal year
2007 is between 80% and 90% of the 2007 Target, Purchasers shall pay Shareholders One Hundred Thousand Euros (euro100,000). If the Company's Gross Profit for the fiscal year 2006 is between 90% and 100% of the 2007 Target, Purchasers shall pay Shareholders One Hundred Fifty Thousand Euros (euro150,000); and

               (c) In the event the Company's aggregate Gross Profit for the fiscal years 2006 and 2007 equals or exceeds Four Million One Hundred Thousand Euros (euro4,100,000), Purchasers shall pay, no later than March 31, 2008, (a) Fifty Thousand Euros (euro50,000) to the Shareholders, and (b) One Hundred Thousand Euros (euro100,000) contingent compensation to Key Employees in such in such amounts as the Company's Board of Directors determines. In order to receive a payment under this provision, a Key Employee must be employed by the Company on March 1, 2008.

Section 1.6 Account and Release. At or prior to the Closing, the Purchasers shall deposit the Working Capital Escrow and the Cash Indemnity Escrow into an interest bearing account or accounts ("Account") with a financial institution in the United States of the Purchasers' choosing ("Bank"). Purchasers shall release the Working Capital Escrow from the Account in accordance with the terms set forth in Section 1.4 above. The funds in the Cash Indemnity Escrow and the Team Common Stock in Stock Indemnity Escrow will be released in accordance with the following terms and conditions:

               (a) From time to time on or before the expiration of the Cash Indemnity Escrow and the Stock Indemnity Escrow in accordance with subsection
(e) below, if the Purchasers have given notice to Shareholders of any claim under Section 8.2 of the Purchase Agreement, the Purchasers may give further notice to the Shareholders specifying in reasonable detail the nature and dollar amount of any claim it may have under Section 8 of this Agreement, and Purchasers shall notify the Shareholders Representative of its intention to release funds or Team Common Stock from the Cash Indemnity Escrow or the Stock Indemnity Escrow ("Release Notice").

               b) If Shareholder's Representative gives notice to Purchasers disputing any Release Notice ("Counter Notice") within 30 days following delivery by the Purchasers of the Release Notice, Purchasers shall not release any amount from escrow until it has obtained: (i) the written agreement of the Shareholder's Representative; or (ii) a final non-appealable order of a court of competent jurisdiction substantiating the amount of the claim set forth in the Release Notice.

               (c) If no Counter Notice is received by Purchasers within the 30-day period set forth in subsection (b) above, then the Purchasers may release a payment to the Purchasers in the amount of the claim. If the amount of money held in the Cash Indemnity Escrow insufficient to reimburse the Purchasers for the claim, the Shareholders hereby authorize Purchasers to redeem the number of Team Common Stock equal to the unpaid amount of the claim, as calculated in accordance with subsection (d) below) set forth in the Release Notice as payment for the claim.


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               (d) To determine the amount of Team Common Stock to be released pursuant to subsection (b) and (c) above, the Purchasers shall divide the amount of the claim set forth in the Release Notice by the closing price of the Team Common Stock on the date of the Release Notice, or if the NASDAQ stock market is closed on the date of the Release Notice, the closing price on the first day after the Release Notice that the NASDAQ stock market is open.

               (e) The Purchasers shall distribute the Team Common Stock held in the Stock Escrow Account for the Shareholder, and pay the amount of the funds to Shareholders that has not been released in accordance with this Agreement in the Working Capital Escrow or the Cash Escrow Account, as applicable, in the proportions set forth in 1.3(d) on the following dates:

                    (i) in the case of a Working Capital Escrow, within five (5) business days after the amount of the Working Capital is agreed by the Shareholders and the Purchasers or otherwise determined in accordance with
     Section 1.4 above.

                    (ii) in the case of the Cash Escrow Account, within five (5) business days of the first-year anniversary of the Closing Date ("Cash Escrow Account Termination Date");

                    (iii) in the case of the Stock Escrow Account, within five
     (5) business days of the second-year anniversary of the Closing Date ("Stock Escrow Account Termination Date").

               (f) Notwithstanding subsection (e) above, if any claims pursuant to Section 8 are then pending at the time of the Cash Escrow Account Termination Date or the Stock Escrow Account Termination Date, an amount equal to (i) the aggregate amount of such claims (as shown in the relevant notices of such Claims) or (ii) with respect to any claim which the Purchasers are unable to specify the amount of the claim in the Release Notice, the entire then current amount in the Case Escrow Account or the Stock Escrow Account shall be retained in the Account until the mutual written agreement of the Purchasers and the Shareholders with respect to such claim or a final non-appealable order of a court of competent jurisdiction with respect to the claim has been obtained as contemplated by Section 1.6(b).

Section 1.7. Conduct of Company's Business Post Acquisition. Purchaser agrees that during the period from the Closing through December 31, 2007, Purchaser will maintain the Company as a separate entity owned by TechTeam Global, Inc. or an Affiliate and will exercise good faith and fair dealing the its transactions with the Company, including in respect to the Company's efforts to meet the targets in Section 1.5 and receive the payments set forth therein.


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ARTICLE II

THE CLOSING

Section 2.1 The Closing. The sale and transfer of the Shares by the Shareholders to Purchasers shall take place at the offices of TechTeam Global SRL at 2:00 p.m., Romanian time, on October 3, 2005, provided that all of the conditions to close have been satisfied or on such date (other than conditions which can be satisfied only be the delivery of certificates or other documents at Closing).

Section 2.2 Deliveries by Shareholders. At the Closing, each Shareholder shall deliver to Purchasers:

               (a) an original resolution of the general meeting of the shareholders, in form and in substance satisfactory to the Purchasers, approving the sale of the Shares; the election of the new directors of the Company; and changes to the charter of the Company in accordance with the Additional Act, to take effect on Closing.

               (b) the original, signed and notarized powers of attorney referred to in Section 2.6.

               (c) the following executed agreements, in form and substance satisfactory to Purchasers:

                    (i) LB Arrangements;

               (d) all of the books and records of Shareholders relating to the Company;

               (e) the Shareholders' Certificate referred to in Section 6.2(b)

               (f) the Officers' Certificate referred to in Section 6.2(c) hereof;

               (g) copies of all records, including all signature or authorization cards, pertaining to the bank accounts listed in the Appendix 2.2(g);

               (h) a general release in favor of the Company in the form of Exhibit B hereto, duly executed by such Shareholder;

               (i) documentation, in form and substance satisfactory to the Purchasers, evidencing the acquisition of the portion of Akela LLC owned by Core E-Business Solutions LLP.

Section 2.3 Deliveries by Purchasers. Purchasers shall deliver at the Closing:


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               (a) to the Shareholders the Closing Cash Consideration, by wire transfer in immediately available funds to accounts designated in writing by the Shareholders;

               (b) to the Bank, the Working Capital Escrow and the Cash Indemnity Escrow to the Account; and

Section 2.4 Post-Closing Deliveries:

               (a) Purchasers shall deliver to Shareholders any amount of cash payable for a fractional share of stock as calculated under Section 1.3 (c), and

               (b) Shareholders shall deliver to Purchasers to the Stock Power in the form attached as Appendix 2.4 signed in blank.

               (c) Shareholders, at Purchasers' request, will deliver to Purchasers additional Stock Power, signed in blank, in the event a claim is made after the Stock Indemnity Escrow has been used to pay another claim.

Section 2.5 Joint Obligations. On the Closing Date, the Purchasers and the Shareholders shall register the Purchasers as the owner of the Shares in the Company's Shareholders Register.

Section 2.6 Registration. On the Closing Date, each of the Shareholders shall give to the Purchasers a notarized power of attorney, in the form set forth in Exhibit C, enabling the Purchasers to act on behalf of the Shareholders without the direct involvement of the Shareholders in relation to the registration of the Additional Act with the Commercial Registry, on the same day, or, if the Commercial Registry is then closed, on the next day on which the Commercial Registry is open for acceptance of filing of the Additional Act. The Shareholders shall take any other act necessary to vest Purchasers with full and unconditional ownership of the Shares, including, without limitation, the registration of the transfer of ownership of the Shares, by the Purchasers, together with the Shareholders, with the Commercial Registry, as well as any other act or procedure required under Romanian law to vest the Purchasers with full and unconditional ownership of the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          The Shareholders, severally and not jointly, represent and warrant to Purchasers that all of the statements contained in Appendix 3 are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date, except as specifically set forth in the Schedules to Appendix 3.

ARTICLE IV


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REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers represents and warrants to the Shareholders that:

Section 4.1 Organization.

     (a) TechTeam Global, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on its ability to consummate the Transactions.

     (b) TechTeam Global NV/SA is a limited liability company duly organized, validly existing and duly registered under the laws of Belgium and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and duly registered or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse on its ability to consummate the Transactions.

Section 4.2 Authorization; Validity of Agreement. Purchasers have full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchasers of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of each of the Purchasers, and no other corporate action on the part of Purchasers are necessary to authorize the execution and delivery by Purchasers of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Purchasers, and, assuming due and valid authorization, execution and delivery hereof by the Company and each of the Shareholders, is a valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals contemplated by this Agreement or as may be


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required under, and other applicable requirements of, U.S. securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchasers, the consummation by Purchasers of the Transactions or compliance by Purchasers with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchasers, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchasers are a party or by which any of them or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchasers or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchasers' ability to consummate the Transactions or which arise from the regulatory status of the Company.

Section 4.4 Issuance of Securities. The shares of Stock Consideration have been duly and validly authorized for issuance, offer and sale pursuant to this Agreement and, when issued and delivered as provided hereunder against payment in accordance with the terms hereof, shall be valid and binding obligations of the TechTeam Global, Inc. enforceable in accordance with their respective terms.

Section 4.5 Brokers or Finders. Neither Purchasers nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Notification of Certain Matters. The Company and each Shareholder shall give notice to Purchasers promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate on the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect on the Closing Date and (ii) any material failure of any Shareholder or the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.


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Section 5.2 Shareholders' Non-Compete. Without the express prior written consent of Purchasers, none of the Shareholders shall, at any time during the two-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business similar to that engaged in by the Company in the territory of Romania. Each Shareholder agrees that such Shareholder and such Shareholder's Affiliates will not, for a period of two years after the Closing Date, seek to employ any person now employed by the Company or any Company Subsidiary.

Section 5.3 Subsequent Actions. If at any time after the Closing, Purchasers will consider or be advised that any deeds, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchasers, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company and the Company Subsidiary, any of its rights, properties or assets or (iii) otherwise to carry out this Agreement, the Shareholders and the Company shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Purchasers in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchasers or the Company or any Company Subsidiary or otherwise to carry out this Agreement.

Section 5.4 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchasers and the Shareholders. Neither the Shareholders, the Company, Purchasers nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

Section 5.5. Restriction on the Sale of Stock Consideration. Each Shareholder agrees that the stock certificates representing the Stock Consideration are not registered, cannot be sold by the Shareholder for two-years following the date of this Agreement, and shall bear the following legend:

          These securities have not been registered, qualified, recommended, approved or disapproved under the United States federal securities law or state security law. The shares represented by this certificate may not be sold, transferred or otherwise disposed of by an investor without (i) registration under United States federal securities law, or (ii) delivery of an opinion of counsel satisfactory to the TechTeam Global, Inc. that neither the sale nor the proposed transfer constitutes a violation of any United States federal or state securities law. The shares represented by this certificate are the subject of a lock-up agreement between TechTeam Global, Inc. and [the Shareholder] and, in accordance with that agreement, these shares may not be sold prior to October 3, 2007, with out the prior written consent of TechTeam Global, Inc.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Obligations of both the Purchasers and the Shareholders to Affect the Closing. The obligations of either of the parties to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

               (a) No Governmental Entity shall have issued any order, decree or ruling or taken any other action, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Transactions and there shall not be overtly threatened or pending any suit, action or proceeding by any Governmental Entity to enjoin, restrain or prohibit the Transactions, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement.

               (b) There shall not have occurred any material adverse change (or any development that, insofar as can be foreseen, is likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company (and the Company Subsidiary) or of the Purchasers.

Section 6.2 Conditions to Obligations of Purchasers to Affect the Closing. The obligations of Purchasers to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

               (a) All of the representations and warranties of the Shareholders set forth in this Agreement shall be true and complete in all respects as of the date of this Agreement and as of the Closing Date.

               (b) The Shareholders shall have delivered to Purchasers at the Closing a certificate signed by each of the Shareholders, dated the Closing Date, in form and substance satisfactory to Purchasers, to the effect that, as of the Closing Date, (x) all of the representations and warranties of the Shareholders set forth in this Agreement are true and complete, (y) there has not occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and the Company Subsidiary, taken as a whole and (z) the Shareholders have performed all obligations required under this Agreement to be performed by it at or prior to the Closing.

               (c) The Company shall have delivered to Purchasers at the Closing a certificate signed by the director of the Company and by the highest ranking financial person in the Company, dated the Closing Date, in form and substance satisfactory to Purchasers, to the effect that, as of the Closing Date, (x) all of the representations and warranties of the Shareholders regarding the Company set forth in this Agreement are true and complete, (y) there has not occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and the Company Subsidiary, taken as a whole and (z) the Company has performed all obligations required under this Agreement to be performed by it at or prior to the Closing.

               (d) There shall not have occurred any material adverse change (or any development that, insofar as can be foreseen, is likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and the Company Subsidiary.

               (e) There shall have been passed an original resolution of the general meeting of the shareholders, in form and substance satisfactory to the Purchasers, approving the sale of the Shares; the election of the new directors of the Company; and changes to the charter of the Company in accordance with the Additional Act, to take effect on Closing.

               (f) The Shareholders shall have delivered the original, signed and notarized powers of attorney referred to in Section 2.6.

               (g) The Purchasers shall have received copied of the following executed agreements, in form and substance satisfactory to Purchasers:

                    (i) LB Arrangements;

               (h) The Purchasers shall have received a general release in favor of the Company in the form of Exhibit B hereto, duly executed by such Shareholder;

               (i) The Purchasers shall have received documentation, in form and substance satisfactory to the Purchasers, evidencing the acquisition of the portion of Akela LLC owned by Core E-Business Solutions LLP.

               (j) None of the Shareholders or the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by such Shareholder or the Company under this Agreement.

The foregoing conditions are for the sole benefit of Purchasers, may be waived in writing by Purchasers, in whole or in part, at any time and from time to time in the sole discretion of Purchasers. The failure by Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right.

Section 6.3. Conditions to Obligations of the Shareholders to Affect the Closing. The obligations of the Shareholders to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a) All of the representations and warranties of the Purchasers set forth in this Agreement shall be true and complete in all respects as of the date of this Agreement and as of the Closing Date.

     (b) The Purchasers shall have performed and complied in all material respects with any agreement or covenant to be performed or complied with by it under this Agreement.

     (c) If any are required, all notices by Purchasers to, and declarations, filings and registrations by Purchasers with, and consents, approvals and waivers from any Governmental Entity or regulatory authorities, required by applicable laws to consummate the transactions contemplated hereby or required under this Agreement to have been obtained prior to Closing other than routine post-closing notifications or filings, shall have been made or obtained and any required waiting period shall have elapsed.

The foregoing conditions are for the sole benefit of the Shareholders, and may be waived in writing by the Shareholders Representative, in whole or in part, at any time and from time to time in the sole discretion of the Shareholders Representative. The failure by the Shareholders at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right.

ARTICLE VII

TERMINATION

Section 7.1 Termination. The Transactions contemplated herein may be terminated or abandoned at any time prior to the Closing by the Purchasers if any Shareholder or the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Article VI.

Section 7.2 Effect of Termination. In the event of the termination or abandonment of the Transactions pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Shareholders specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchasers, the Shareholders or the Company except (a) for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions and (b) as set forth in Section 10.1.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification; Remedies.

               (a) Each Shareholder shall indemnify, defend and hold harmless the Purchasers Indemnified Persons from and against and in respect of 100% of all Purchasers Losses.

               (b) In addition to the provisions of (a) of this Section 8.1, and notwithstanding any Schedules to the representations and warranties contained in or made by or pursuant to this Agreement, each Shareholder shall indemnify, defend and hold harmless the Purchasers Indemnified Persons from and against and in respect of 100% of any and all Taxes imposed upon the Company relating to the operations of the Company or the Company Subsidiary prior to the Balance Sheet Date (other than any amount for Taxes specifically identified and reflected as a liability for unpaid Taxes on the Balance Sheet), including without limitation any Taxes imposed on the Company.

Section 8.2 Notice of Claim; Defense. Purchasers shall give each Shareholder prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article VIII, together with the estimated amount of such claim. The Shareholders shall have the right to assume the defense (at the Shareholders' expense) of any such claim through counsel satisfactory to Purchasers in its sole discretion, and approved in writing by the Purchasers. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchasers Indemnified Person and any Shareholder exists in respect of such third-party claim, the Shareholders shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. The Shareholders shall be liable for the fees and expenses of counsel employed by Purchasers for any period during which the Shareholders have not assumed the defense of any such third-party claim (other than during any period in which Purchasers will have failed to give notice of the third-party claim as provided above). If the Shareholders assume such defense, Purchasers shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders, it being understood that the Shareholders shall control such defense. If the Shareholders choose to defend or prosecute a third-party claim, Purchasers shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Shareholders, the retention, and the provision to Shareholders, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Shareholders choose to defend or prosecute any third-party claim, Purchasers shall agree to any settlement, compromise or discharge of such third-party claim that the Shareholders may recommend and that, by its terms, discharges Purchasers and the Purchasers Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of

Purchasers, the Shareholders shall not consent to, and Purchasers shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Purchasers or any Affiliate of Purchasers or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchasers Indemnified Person that is the subject of such third-party claim.

Section 8.3 Survival of Indemnification Claims; Release from Escrow, Set-off. The indemnification obligations set forth in this Article VIII shall survive the Closing and shall first be satisfied by the Cash Indemnity Escrow and the Stock Indemnity Escrow. If the amounts of the Cash Indemnity Escrow and/or the Stock Indemnity Escrow are insufficient or have been released to the Shareholders in accordance with Section 1.6, the Shareholders indemnification obligations may be satisfied in whole or in part, by: (a) offset against obligations of Purchasers under this Agreement, including any future consideration payments under Section
1.5 of this Agreement; or (b) if the future consideration has been paid in its entirety, the Shareholders paying to the Purchasers the difference of the amount claimed by the Purchasers within five (5) business days of notification by the Purchasers of such deficiency.

Section 8.4 Tax Effect of Indemnification Payments. All indemnity payments made by Shareholders to Purchasers Indemnified Persons, or by Purchasers Indemnified Persons to Shareholders, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

Section 8.5 Effect of Investigation. The right to indemnification, payment of Purchasers Losses or for other remedies based on any representation, warranty, covenant or obligation of any Shareholder or the Company contained in or made pursuant to this Agreement or the Closing Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchasers to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchasers Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 8.6 Limitations On Amount. Shareholders will have no liability for indemnification under this Article VIII until the total amount of all claims with respect to such matters exceeds Twenty-Five Thousand Euros (euro25,000), and then only for the amount in which the total amount of such claims exceed Twenty-Five Thousand Euros (euro25,000). The maximum amount for which the Shareholders may be liable shall be euro1,000,000.

Section 8.7 Survival of Covenants, Representations and Warranties. Each of the covenants, representations and warranties of the Shareholders in this Agreement or in any appendix, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

Section 8.8. Time Limitation. Except for a claim under Section 1.31, Tax Matters, of Appendix 3, no Shareholder will have any liability for indemnification or otherwise with respect to any representation or warranty contained in Article III unless on or before October 3, 2007, Purchasers notifies Shareholders Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser. A claim under Section 1.31 may be made by the Purchasers at any time prior to 30 days after the expiration of the applicable statute of limitation for such claim.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

          "Account" has the meaning set forth in Section 1.6.

          "Additional Act" means the additional act to the constitutive documents of the Company substantially in the form agreed as set forth in Exhibit D.

          "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          "Agreement" or "this Agreement" shall mean this Share Purchase Agreement, together with the Exhibits, Appendices and Schedules hereto.

          "Balance Sheet" shall mean the most recent audited balance sheet of the Company and its consolidated subsidiaries included in the Financial Statements.

          "Balance Sheet Date" shall mean 31 December 2004.

          "Bank" has the meaning set forth in Section 1.6.

          "Business Days" shall mean a day other than a Saturday or Sunday or a public holiday when the banks are not open in Romania and the United States.

          "Butnaru" shall mean Lucian Ionut Butnaru whose domicile is at 2-6 Elena Caragiani Str., bl. 3B, apt. 31, 1st District, Bucharest, Romania, CNP 1780806080030.

          "Cash Consideration" has the meaning set forth in Section 1.2.

          "Cash Indemnity Escrow" has the meaning set forth in Section 1.3(a).

          "Charter" shall mean the certificate of incorporation and memorandum and articles of association or articles of incorporation, bylaws, statutes, operating agreement and all other constitutional documents (as applicable) of the Company or any Company Subsidiary, as in effect at the relevant time;

          "Closing" shall mean the closing referred to in Section 2.1.

          "Closing Cash Consideration" has the meaning set forth in Section 1.3(a).

          "Closing Date" shall mean the date on which the Closing occurs.

          "Commercial Registry" means the commercial registry maintained by the Commercial Registry Office of the Bucharest Tribunal operating under the authority of the National Commercial Registry Office.

          "Company" has the meaning set forth in the Preamble.

          "Company Agreement" shall mean any Indebtedness in the principal amount of euro100,000 or more or which requires total payments equal to or in excess of such sum, any Lease, lease of personal property calling for annual payments in excess of euro50,000 per annum, any material license, other material contract, or agreement or other material instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

          "Company Intellectual Property" shall mean all Intellectual Property that is currently owned by the Company or any Company Subsidiary used in the business of the Company or any Company Subsidiary or that is necessary or useful to conduct the business of the Company or the Company Subsidiary as presently conducted or as currently proposed to be conducted.

          "Company Subsidiary" shall mean each Person which is a Subsidiary of the Company, and in particular, Akela LLC.

          "Computer Software" shall mean computer software programs, databases and all documentation related thereto.

          "Computer System" means the computer hardware, computer data and Computer Software used by the Company in the conduct of its business;

          "Copyrights" shall mean registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

          "Defect" shall mean a defect or impurity of any kind, whether in development, design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

          "Disclosure Schedule" shall mean the disclosure schedules delivered by Shareholders to Purchasers concurrently with the exectution and delivery of this Agreement and attached as an integral part hereof to Appendix 3 hereto.

          "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

          "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Law" shall mean Romanian state and local law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

          "euro" or "Euro" shall mean the Euro, the legal currency of the European Monetary Union.

          "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

          "Financial Statements" shall mean (a) the consolidated balance sheets of the Company and the Company's consolidated Subsidiaries as of 31 December in each of the years 2003 through 2004 together with consolidated statements of income, shareholders' equity and cash flows for each of the years then ended, including the notes thereto, all as certified by Mazars Romania SRL, independent certified public accountants, whose reports thereon are included therein, and
(b) the unaudited consolidated balance sheet of the Company and the Company's consolidated Subsidiaries as of 31 December and unaudited consolidated statements of income, shareholders' equity and cash flows for the quarterly period then ended 30 June 2005, including the notes thereto.

          "GAAP" has the meaning set forth in Section 1.4(a).

          "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency in any country.

          "Gross Profit" shall mean "gross profit" as defined by generally accepted accounting principles in the United States for reporting purposes under the rules and regulations of the SEC. However, Gross Profit will not include any revenue or expense related to any inter-company transactions billed by the Company to the Purchasers or their Affiliates.

          "Key Employees" shall mean the persons as determine in the discretion of the Company's Board of Directors.

          "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

          "Initial Consideration" has the meaning set forth in Section 1.2.

          "Intellectual Property" shall mean all of the following: means Patents, utility models, petty patents, Trademarks, design rights, trade names, service names, business names, Copyrights, rights in the nature of copyright, resale rights, rental rights, lending rights, moral rights, database rights, domain names, semi-conductor topography rights, know-how, rights in Trade Secrets and confidential information, Licenses, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations and the right to apply for registrations of such rights; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements);

          "Knowledge" an individual will be deemed to have (a) knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter and (b) such knowledge that a prudent individual would have after reasonable inquiry. The Company will bee deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as a director or officer of the Company has, or at any time had, knowledge of such fact or other matter.

          "LB Arrangements" shall mean the management agreement between the Company and Lucian Butnaru and the Confidentiality, Invention Assignment and Non-Competition Agreement between Butnaru and the Company.

          "Lease" shall mean each lease pursuant to which the Company or any Company Subsidiary leases any real or personal property.

          "Licenses" shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents or Copyrights, or other Intellectual Property Rights or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

          "Materials of Environmental Concern" shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

          "Non-competition Addenda" shall mean the non-competition addenda to the employment agreement of the following employees of the Company entered into with the Company prior to Closing:

          (i) Sabin Girlea; and

          (ii) George Tudor.

          "Parties" shall mean the Purchasers, the Company, and the Shareholders.

          "Patents" shall mean all issued patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority there from, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

          "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          "Purchasers" has the meaning set forth in the Preamble.

          "Purchasers Indemnified Persons" shall mean Purchasers and each of its Affiliates.

          "Purchasers Losses" shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchasers arising under Article VIII) incurred by the Company or any of the Purchasers Indemnified Persons that arise out of:

                    (i) any breach by any Shareholder of any of such Shareholder's representations and warranties contained in or made by or pursuant to this Agreement; and

                    (ii) any breach by any Shareholder of any of such Shareholder's covenants in this Agreement that survive the Closing;

provided, however, that the term "Purchasers Losses" shall not include the matters referred to in Section 8.1(b) hereof. All statements contained in any appendix or schedule or other writing delivered by any Shareholder pursuant hereto or in connection with the Transactions shall be deemed representations and warranties.

          "Real Property" shall mean all real property that is owned or used by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the Balance Sheet.

          "RON" shall mean the lawful currency of Romania.

          "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Shareholder" has the meaning set forth in the Preamble.

          "Shares" shall means 100 % of the ownership interests (parti sociale) issued by the Company amounting to RON 157,820.00, and representing all the share capital and rights and interest attaching thereto.

          "Stock Consideration" has the meaning set forth in Section 1.2.

          "Stock Indemnity Escrow" has the meaning set forth in Section 1.3(b).

          "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

          "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign Governmental Entity (including, without limitation, Romania), including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

          "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

          "Team Common Stock" shall mean the common stock, par value US$0.01 per share, of TechTeam Global, Inc.

          "Trademarks" shall mean registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

          "Trade Secrets" shall mean all trade secrets including business information.

          "Transactions" shall mean all the transactions provided for or contemplated by this Agreement.

          "Transfer Taxes" shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

          "Transfer Tax Payor" shall mean the party which has primary legal responsibility for the payment of any particular Transfer Tax.

          "US$" or "Dollars" shall mean the United States dollar, the lawful currency of the United States of America.

          "Working Capital" has the meaning set forth in Section 1.4(c).

          "Working Capital Deficit" has the meaning set forth in Section 1.4(a).

          "Working Capital Escrow" has the meaning set forth in Section 1.3(a).

          "Working Capital Statement" has the meaning set forth in Section
1.4(c).

          "Working Capital Surplus" has the meaning set forth in Section 1.4(b).

Section 9.2 Interpretation.

               (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

               (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

               (c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

               (d) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

               (e) As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the prospects, consolidated financial condition, businesses or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions.

               (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement and except as follows:

               (a) The Shareholders shall bear (and shall reimburse the Company at or prior to the Closing for) all legal, accounting and other fees and expenses incurred by the Company and each Company Subsidiary in connection with the negotiation, execution and closing of the Transactions;

               (b) All Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by Shareholders individually. The Transfer Tax Payor shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, and if the Transfer Tax Payor is Purchasers or its Affiliates (including the Company Subsidiary after the Closing
Date), the Shareholders shall reimburse the Transfer Tax Payor for the amount of such Transfer Tax in immediately available funds within ten (10) business days of receipt of such notice.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Appointment of Shareholder Representative. The Shareholders hereby appoint Butnaru as his agent and attorney-in-fact, with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf such Shareholder, or in such person's own name as the Shareholders Representative, to take all actions required or permitted under this Agreement (including giving and receiving all accountings, reports, notices and consents, and negotiating, entering into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to claims under this Agreement). The authority conferred under this Section 10.3 shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Shareholders, or any of them, or by operation of law, whether by the death or incapacity of any Shareholder, the termination of any trust or estate or the occurrence of any other event. If Butnaru dies or becomes legally incapacitated and unable to serve as the Shareholders Representative, the successor Shareholders Representative shall be designated in writing by Butnaru's estate or legal representative. If any individual Shareholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Shareholders Representative pursuant to this Section 10.3 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Shareholders Representative shall have received notice of such death, incapacity, termination or other event. Any notice given to the Shareholders Representative pursuant to Section 10.4 shall constitute effective notice to the Shareholders. Any other party to this Agreement or any other Person may rely on any notice, consent, election or other communication received from the Shareholders Representative as if such notice, consent, election or other communication had been received from all Shareholders. The Shareholders Representative will not be liable to any Shareholder for any act done or omitted hereunder as Shareholders Representative while acting in good faith and in the exercise of reasonable judgment. The other Shareholders will severally indemnify and hold harmless the Shareholders Representative, against any and all loss, liability or expense incurred without negligence or bad faith on the part of the Shareholders Representative and arising out of or in connection with the acceptance or administration of the Shareholders Representative's duties hereunder.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchasers, to:

          TechTeam Global, Inc.
          27335 W. 11 Mile Road
          Southfield, MI 48034
          United States
          Attention: William F. Coyro, Jr.
          Telephone: 248-356-2866
          Telecopy: 248-356-0840

          with a copy to:

          TechTeam Global, Inc.
          27335 W. 11 Mile Road
          Southfield, MI 48034
          United States
          Attention: Michael A. Sosin
          Telephone: 248-213-3645
          Telecopy: 248-357-0510

          and

if to the Shareholders, to Butnaru, as representative of the Shareholders, or if to a particular Shareholder, to the address set forth opposite such Shareholders' name on Exhibit A.

Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.6 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 10.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; except that the binding provisions of the Letter of Intent between the Company and Purchasers, dated August 2, 2005, shall survive in accordance with their terms and (b) are not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto.

Section 10.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.9 Governing Law. This Agreement and the legal relations between the parties hereto arising hereunder shall be governed by and construed in accordance with the laws of the State of Michigan, U.S.A., except that solely to the extent required to effect the ministerial transfer of the Shares, Romanian law shall apply to the transfer of the Shares in such a manner so as not to alter the substantive obligations of the parties hereto.

Section 10.10 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Michigan or in Michigan state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Michigan or any Michigan state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of Michigan.

Section 10.11 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.12 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.13 Election of Remedies. Neither the exercise of nor the failure to exercise a right, including any right of set-off, or the giving or failure to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchasers or any of the Purchasers Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity. The representations and warranties made by Shareholders pursuant hereto are in addition to, and not in lieu of, any representation or warranty which the Shareholders make, or are deemed to have made, by law.

Section 10.14 Assignment. Neither this Agreement nor any of the rights (except for the ownership right of the Purchasers), interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchasers may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchasers. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, Purchasers, the Company and each of the Shareholders have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                        TECHTEAM GLOBAL, INC.


                                        By  /s/ Robert W. Gumber
                                           -------------------------------------
                                        Name:  Robert W. Gumber
                                              ----------------------------------
                                        Title:  V. P. Operations EMEA
                                               ---------------------------------


                                        TECHTEAM GLOBAL NV/SA


                                        By /s/ Miguel Angel Casas
                                           -------------------------------------
                                        Name:  Miguel Angel Casas
                                              ----------------------------------
                                        Title:  European Controler
                                               ---------------------------------


                                        AKELA INFORMATIQUE SRL


                                        By  /s/ Lucian I. Butnaru
                                           -------------------------------------
                                        Name:  Lucian I. Butnaru
                                              ----------------------------------
                                        Title:  Administrator
                                               ---------------------------------

                                        /s/ Lucian Ionut Butnaru
                                        ----------------------------------------
                                        Lucian Ionut Butnaru

                                        /s/ Peter Andrei Ungureanu
                                        ----------------------------------------
                                        Peter Andrei Ungureanu

                                        /s/ Sabin Girlea
                                        ----------------------------------------
                                        Sabin Girlea

                                        /s/ Philippe Bozier
                                        ----------------------------------------
                                        Philippe Bozier

                                        /s/ Alain Joseph Maurice Kremeur
                                        ----------------------------------------
                                        Alain Joseph Maurice Kremeur

                                        /s/ George Tudor
                                        ----------------------------------------
                                        George Tudor

                                    EXHIBIT A
                                SHAREHOLDER DATA

                                  NAME AND
                                  ADDRESS                                     NUMBER OF   % OF COMPANY    AMOUNT OF CLOSING
                               OF SHAREHOLDER                                   SHARES       CAPITAL     CONSIDERATION PAID
                               --------------                                 ---------   ------------   ------------------
Lucian Ionut Butnaru- No. 2-6 Elena Caragiani Street; Block 3B, 3rd
   Staircase, App. 31, District 1, Bucharest                                    10,319           85%      euro1,853,000

Peter Andrei Ungureanu - 230 Raff Avenue, Carle Place, New York 11514              607            5%        euro109.000

Sabin Girlea - Ciresu Village, Cateasca Commune, Arges County                      364      2,99835       euro65,364.03

Philippe Bozier - 55 Rue Devosges, Dijon, France                                   315        2,595%         euro56,571

Alain Joseph Maurice Kremeur - No. 42 Maior Athanasie Ionescu, district
   2, Bucharest                                                                    292        2,405%         euro52,429

George Tudor - No. 6 Valea Oltului Street, Block A 4, C Staircase, App. 32,
   District 6, Bucharest                                                           243      2,00165%      euro43,635.97

[TO INSERT OTHER EXHIBITS]

                                   APPENDIX 3

          Representations and Warranties of the Company and Shareholders

Except as set forth in the Disclosure Schedules, the Company and each Shareholder represents and warrants to Purchasers as follows:

     Section 1.1 Share Ownership. Each Shareholder is the record and beneficial owner of the number of Shares set opposite such Shareholder's name on Exhibit A hereto. No Shareholder owns any securities issued by, or other obligations of, the Company or any Company Subsidiary which are not listed on Exhibit A hereto.

     Section 1.2 Legal Power; Organization; Qualification of Shareholders. Each Shareholder is competent and has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.

     Section 1.3 Binding Agreement. This Agreement has been duly executed and delivered by each Shareholder and, assuming due and valid authorization, execution and delivery by Purchasers, this Agreement constitutes a legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms.

     Section 1.4 No Shareholder Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by any Shareholder of any of the Transactions will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which any Shareholder is a party or by which any Shareholder is bound or to which the Shares are subject. Consummation by each Shareholder of the Transactions will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to any Shareholder, the Shares.

     Section 1.5 Ownership and Possession of Shares. The Shares are owned by each Shareholder and held by each Shareholder, free and clear of all Encumbrances whatsoever.

     Section 1.6 Good Title Conveyed. The documents to be executed and delivered by the Shareholders to Purchasers at the Closing will be valid and binding obligations of the Shareholders, enforceable in accordance with their respective terms, and will effectively vest in Purchasers good, valid and marketable title to, and ownership of, all the Shares to be transferred to Purchasers pursuant to and as contemplated by this Agreement free and clear of all Encumbrances. No action is or will be required on the part of any person in order to effect the conveyance to Purchasers of each Shareholder's right, title and interest in the Shares free and clear of any Encumbrance.

     Section 1.7 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions have been duly authorized by the Company, and except as set forth herein no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Purchasers, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 1.8 Approvals Regarding Transactions. The general meeting of the shareholders of the Company ("GMS"), at a meeting duly called and held, has (i) determined to waive any rights the Company may have under any agreement or otherwise to object to the transfer to Purchasers of any Shares held by the Shareholders and (ii) consented to the transfer to Purchasers of all such Shares, and none of the aforesaid actions by the GMS has been amended, rescinded or modified.

     Section 1.9 Capitalization. i.The issued capital stock of the Company consists of 12,140 Shares. As of the date hereof, no Shares are owned by any Person who is not a Shareholder. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, or other equity, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or other capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

               (a) There are no voting trusts or other agreements or understandings to which any Shareholder, the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

     Section 1.10 Organization; Qualification of Company. The Company (i) is a corporation duly organized, validly existing and in duly registered under the laws of Romania; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business in every jurisdiction in which ownership of property or the conduct of its business requires such qualification. The Company has heretofore delivered to Purchasers complete and correct copies of the Charter of the Company as presently in effect.

     Section 1.11 Subsidiaries and Affiliates. Schedule 1.11 sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business except as set forth in Schedule 1.11 to this Appendix, which also sets forth the ownership interest of the Company. Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the state of organization; (ii) has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business in good standing in every jurisdiction in which such qualification is required. The Company has heretofore delivered to Purchasers complete and correct copies of the Charter of each Company Subsidiary, as presently in effect.

     Section 1.12 Consents and Approvals; No Violations. The delivery or performance of this Agreement by the Company, the consummation by the Company of any of the Transactions or compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Charter of the Company or any Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which any Shareholder, the Company or any Company Subsidiary is a party), except as set forth in Schedule 1.12, (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets.

     Section 1.13 Financial Statements. True and complete copies of the Financial Statements, together with the related auditor's reports have been provided to the Purchasers on or prior to the Closing. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Company and the Company Subsidiaries, fully comply with applicable accounting requirements, applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), are true and correct and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

     Section 1.14 Books and Records. The books of account, minute books, Share register and other capital registers or records of the Company and the Company

Subsidiaries are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings of, and corporate action taken by, the Shareholders, the directors or managers, as applicable, and no meeting of any of such Shareholders, the directors of manager has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and all Share registers or capital registers of the Company and each Company Subsidiary have heretofore been delivered to Purchasers.

     Section 1.15 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date pursuant to the terms of this Agreement, neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

     Section 1.16 Accounts Receivable All accounts receivable of the Company and each Company Subsidiary, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business and are current and collectible net of any reserves shown on the Balance Sheet. Subject to such reserve, each such account receivable either has been collected in full or will be collected in full, without any set-off, within 120 days after the day on which it became due and payable.

     Section 1.17 Disputed Accounts Payable. There are no unpaid invoices or bills representing amounts alleged to be owed by the Company or alleged to be owed by any Company Subsidiary, or other alleged obligations of the Company or any Company Subsidiary, which the Company or any Company Subsidiary has disputed or determined to dispute or refuse to pay.

     Section 1.18 Absence of Certain Changes. Since the Balance Sheet Date, the Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course and consistent with past practice, and neither the Company nor any Company Subsidiary has:

               (a) suffered any material adverse change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

               (b) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except immaterial items incurred in the ordinary course of business and consistent with past practice, none of which exceeds euro15,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

               (c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

               (d) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

               (e) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable;

               (f) cancelled any debts or waived any claims or rights of material value;

               (g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

               (h) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchasers any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

               (i) granted any general increase in the compensation of directors, managers, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

               (j) made any single capital expenditure or commitment in excess of E10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of E50,000 for additions to property, plant, equipment or intangible capital assets;

               (k) declared, paid or set aside for payment any dividend, other than pursuant to a dividend authorized by the Shareholders in December 2004, or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

               (l) made any change in any method of accounting or accounting practice;

               (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate of any of its officers or directors except for directors' fees and compensation to officers at rates not exceeding the rates of such fees and compensation paid during the year ended 31 December 2004; or

               (n) agreed, whether in writing or otherwise, to take any action described in this section.

     Section 1.19 Title to Properties; Encumbrances. Except for property having an aggregate book value not in excess of euro25,000, sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice, each of the Company and each Company Subsidiary has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Encumbrances, including all the properties and assets reflected in the Balance Sheet and all such properties and assets purchased by the Company or any Company Subsidiary since the date of the Balance Sheet, which subsequently acquired personal properties and assets (other than inventory and short term investments) are listed in Schedule 1.20. All properties and assets reflected in the Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein. The rights, properties and other assets presently owned, leased or licensed by the Company or the Company Subsidiaries and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit the Company and the Company Subsidiaries to conduct their respective businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof.

     Section 1.20 Real Property. The Disclosure Schedule sets forth a complete list and the location of all Real Property owned by the Company. True and complete copies of (i) all deeds relating to the Real Property and (ii) all documents evidencing all Encumbrances upon the Real Property have heretofore been furnished to Purchasers. There are no proceedings, claims, disputes or conditions affecting any Real Property that might curtail or interfere with the use of such property. Neither the whole nor any portion of the Real Property nor any other assets of the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Company Subsidiary is a party to any lease, assignment or similar arrangement under which the Company or any Company Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

     Section 1.21 Leases. The Schedule 1.21 contains an accurate and complete description of the terms of each Lease. A true and complete copy of each Lease has

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heretofore been delivered to Purchasers. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Encumbrances. There are no existing defaults by the Company or any Company Subsidiary under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease. No Shareholder has received notice, or has any other any reason to believe, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

     Section 1.22 Plant and Equipment. The offices, structures and equipment, including but not limited to computer equipment, owned or used by the Company and each Company Subsidiary have no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put. None of such offices, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither the Company nor any Company Subsidiary has received notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of their operations.

     Section 1.23 Environmental Matters.

               (a) Each of the Company and the Company Subsidiaries is in full compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company and each of the Company Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.

               (b) There is no Environmental Claim by any Person that is pending or threatened against the Company or any Company Subsidiary.

     Section 1.24 Contracts and Commitments.

               (a) Neither the Company nor any Company Subsidiary has any agreements, contracts, commitments or restrictions which are material to its business, operations or prospects or which require the making of any payment not set forth in the relevant agreement.

               (b) No purchase contracts or commitments of the Company or any Company Subsidiary that are in excess of the normal, ordinary and usual requirements of business or at any excessive price.

               (c) There are no outstanding contracts, commitments or proposals of the Company or any Company Subsidiary which will result in any loss to the Company or any Company Subsidiary upon completion or performance thereof, after allowance for direct distribution expenses nor are there any outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit.

               (d) Neither the Company nor any Company Subsidiary has any outstanding contracts with Shareholders, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 180 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, except as set forth in Appendix 1.25(d).

               (e) Neither the Company nor any Company Subsidiary is in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound.

               (f) Neither the Company nor any Company Subsidiary is restricted by agreement from carrying on its business anywhere in the world.

               (g) Neither the Company nor any Company Subsidiary has outstanding any agreement to acquire any debt obligations of others.

               (h) Neither the Company nor any Company Subsidiary has any outstanding loan to any Person.

               (i) Neither the Company nor any Company Subsidiary has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

               (j) Except (i) as set forth in the Financial Statements or (ii) for the Transactions, as of the date hereof, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

     Section 1.25 Customers and Suppliers. There has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer or any supplier. Since June 30, 2005, no material licensor, or licensee of the Company or any Company Subsidiary has cancelled or otherwise modified its relationship with the Company or any Company Subsidiary and, to the Knowledge of the Shareholders, (a) no such Person has any intention to do so and (b) the consummation of the Transactions will not adversely affect any of such relationships.

     Section 1.26 Insurance. The Schedule 1.26 sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company or the Company Subsidiaries in force on the date hereof with respect to the business or assets of the Company or the Company Subsidiaries, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks that the Company


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or the Company Subsidiaries, or the respective Board of Directors or officers thereof, have designated as being self-insured. All such policies are in full force and effect, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, and (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements.

     Section 1.27 Casualties. Since the Balance Sheet Date neither the Company nor any Company Subsidiary has been affected in any way as a result of flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance). The Company is not aware of any circumstance which is likely to cause it or any Company Subsidiary to suffer any adverse change in its business, operations or prospects.

     Section 1.28 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Shareholders, threatened against or involving the Company or any Company Subsidiary, or which questions or challenges the validity of any Company Intellectual Property right of use of any Intellectual Property by the Company or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions; and there is no valid basis for any such action, proceeding or investigation. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     Section 1.29 Compliance with Laws; Privacy.

               (a) The Company and the Company Subsidiaries have complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any national, federal, state, local Governmental Entity in any country and agencies thereof (including Romania) that affect the business, properties or assets of the Company or any Company Subsidiary, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Knowledge of the Shareholders, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Company Subsidiary to design, market, offer or sell any of its services or products in the present manner or style thereof.

               (b) The Company and each Company Subsidiary have at all times complied with all applicable laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company and any Company Subsidiary. The Company and each

Company Subsidiary have at all times complied in all respects with all rules, policies and procedures established by the Company or any Company Subsidiary from time to time with respect to privacy, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any Company Subsidiary. No claims have been asserted or threatened against the Company or any Company Subsidiary by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. The consummation of the Transactions will not breach or otherwise cause any violation of any law related to privacy, data protection or the collection and use of personal information and user information gathered or accessed from then current users (at the time of consummation of the Transactions) in the course of the operations of the Company or any Company Subsidiary.

               (c) With respect to all personal and user information described in subsection (b) above, the Company and each Company Subsidiary have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that information. The Company maintains systems and procedures reasonably intended to respond to complaints received alleging violation of third party content rights.

     Section 1.30 Employee Benefit Plans

               (a) The Company has heretofore delivered to Purchasers a true and complete copy of each Plan and any amendments thereto.

               (b) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law.

               (c) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, manager or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Schedule 1.31(d) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

               (d) Except for routine claims for benefits, there are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan.

     Section 1.31 Tax Matters.

               (a) The Company and each of the Company Subsidiaries have duly filed all Tax Returns that are required to be filed and have duly paid or caused to be duly paid in full or made provision in accordance with the relevant tax authorities (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for


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

all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete and accurately reflect all liability for Taxes for the periods covered thereby.

               (b) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary thereof;

               (c) Neither the Company nor any Company Subsidiary has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year;

               (d) The Company and each Company Subsidiary have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and have, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws;

               (e) No Governmental Entity audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary. There are no pending Tax audits or proceedings concerning the Company or any Company Subsidiary;

               (f) All Tax deficiencies that have been claimed, proposed or asserted against the Company or any Company Subsidiary have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined;

               (g) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary;

               (h) No power of attorney has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes;

               (i) There are no unresolved questions or claims concerning Tax liability of the Company or any Company Subsidiary;

               (j) Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Purchasers true, correct and complete copies of the Tax Return for any applicable jurisdiction.

               (k) The Company has delivered or made available to Purchasers complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any Governmental Entity relating to the any country with respect to any Taxes due from or with respect to the Company or any

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Company Subsidiary and (ii) all closing agreements entered into by the Company or any Company Subsidiary with any taxing authority in each case existing on the date hereof.

               (l) Neither the Company nor any Company Subsidiary has any liability with respect to income, franchise or similar Taxes relating to the operation of the Company and the Company Subsidiaries prior to the Balance Sheet Date in excess of the amounts that are accrued with respect thereto and are reflected in the Financial Statements, and since the date of the Financial Statements, none of the Company or any Company Subsidiary has incurred any liability for Taxes, except with respect to operations in the ordinary course of business after the Balance Sheet Date. All Taxes owed and due by the Company and each Company Subsidiary relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid on a timely basis.

               (m) Neither the Company nor any Company Subsidiary has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any Company Subsidiary file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

               (n) No audits, examinations or other administrative proceedings of any Governmental Entity have been commenced or, to the Knowledge of the Shareholders, are pending with regard to any Taxes or Tax Returns of the Company or of any Company Subsidiary. No written notification has been received by the Company or by any Company Subsidiary that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary. To the Knowledge of the Shareholders, there is no dispute or claim concerning any Tax liability of the Company, or any Company Subsidiary either claimed or raised by any taxing authority in writing.

     1.32 Intellectual Property

               (a) Schedule 1.32 sets forth a true and complete list of all patents and patent applications, trademark registrations and applications, service mark registrations and applications, Computer Software, Copyright registrations and applications, material unregistered trademarks, service marks, and Copyrights, and Internet domain names used or held for use in connection with the business of the Company or any Company Subsidiary, together with all licenses related to the foregoing, whether the Company or any Company Subsidiary is the licensee or licensor thereunder.

               (b) The Company or the Company Subsidiaries are the sole and exclusive owners or valid licensees of all Company Intellectual Property, free and clear of all Encumbrances.

               (c) All registrations and applications for Intellectual Property that are owned by the Company or any Company Subsidiary and that are used in and are material to the conduct of the businesses of the Company or the Company Subsidiaries as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

               (d) Each of the Company and the Company Subsidiaries owns or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with its business. There are no conflicts with or infringements of any Company Intellectual Property by any third party. The conduct of the businesses of the Company and the Company Subsidiaries as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or threatened against the Company or any Company Subsidiary
(i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property owned or used by the Company or any Company Subsidiary.

               (e) The Computer Software used by the Company or any Company Subsidiary in the conduct of their businesses was either (i) developed by employees of the Company or such Company Subsidiary, (ii) developed on behalf of the Company or any Company Subsidiary by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company or such Company Subsidiary, as the case may be, pursuant to written agreements or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which neither the Company nor any Company Subsidiary is in breach.

               (f) All consents, filings, and authorizations by or with Governmental Entities or third parties necessary with respect to the consummation of the Transactions, as they may affect the Company Intellectual Property, have been obtained.

               (g) Neither the Company nor any Company Subsidiary has entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Company Intellectual Property or, to the Knowledge of the Shareholders, any Intellectual Property licensed by the Company or any Company Subsidiary, or the Intellectual Property of any third party, except as contained in any license agreements listed in the
Schedule 1.33(g).

               (h) Neither the Company nor any Company Subsidiary is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

     1.33 Computer System

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               (a) The Company is the legal and beneficial owner free from
Encumbrances of the Computer System, and no other Person has any claims or rights in respect of any element of the Computer System.

               (b) The Computer System is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of or licensed or leased to a Group Company except normal use of external services such as services provided by Internet Service Providers.

               (c) The Computer System: has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements; and has the capacity and is of a suitable technical specification necessary to fulfill the present and foreseeable requirements of the business of the Company for operating the business of the Company as currently conducted.

               (d) The Computer System comprises all computer hardware, firmware, software (including source code and object code) manuals, supporting materials and accessories which are necessary to enable the Company to carry on business of the Company.

               (e) The rights of the Company to use the Computer System will not be affected by the execution of this Agreement or the completion of the Transactions contemplated herein.

     1.34 Labor Matters

               (a) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or, to the Knowledge of the Shareholders, threatened against or affecting the Company or any Company Subsidiary and during the past three years there has not been any such action.

               (b) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Company Subsidiary.

               (c) No collective bargaining agreement exists with the Company's employees which is binding on the Company or any Company Subsidiary restricts any of them from relocating or closing any of their operations.

               (d) A true and complete copy of each written personnel policy, rule and procedure applicable to employees of the Company or any Company Subsidiary has been provided to the Purchasers.

               (e) Each of the Company and each of the Company Subsidiaries is, and has at all times been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment,

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wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in any applicable laws.

               (f) There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending or is threatened.

               (g) There is no presently pending grievance arising out of any collective bargaining agreement or other grievance procedure.

               (h) Neither the Company nor any Company Subsidiary has received notice of the intent of Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any Company Subsidiary, and no such investigation is in progress.

               (i) There are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of the Company or any Company Subsidiary, any applicant for employment alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     Section 1.35 Personnel. Schedule 1.35 sets forth a true and complete list of (i) the names and current salaries of all directors and elected and appointed officers of each of the Company and the Company Subsidiaries; and (ii) the wage rates for non-salaried and non-executive salaried employees of each of the Company and the Company Subsidiaries by classification. Neither the Company nor any Company Subsidiary is in default with respect to any of its obligations referred to in the preceding sentence. To the Knowledge of the Shareholders, no officer, key employee or group of employees has any plans to terminate employment with the Company or any Company Subsidiary as a result of the Transactions or otherwise.

     Section 1.36 Potential Conflict of Interest. No Shareholder nor any officer or director of the Company or any Company Subsidiary owns or holds, directly or indirectly, any interest in, or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. No Shareholder nor any officer or director of the Company or any Company Subsidiary (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Shareholder, officer or director of the Company or any Company Subsidiary (or, to the Knowledge of the Shareholders, a relative of any of the foregoing) is a partner or shareholder or (d) owes any money to the Company or any Company Subsidiary or (e)

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other than the lease of Company's current headquarters by Butnaru has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

     Section 1.37 Propriety of Past Payments. (a) No unrecorded fund or asset of the Company or any Company Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of the Company or any Company Subsidiary has been made without being properly accounted for in the books and records of the Company or such Subsidiary, (c) no payment has been made by or on behalf of the Company or any Company Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Company, any Company Subsidiary, any director, officer, employee or agent of the Company or any Company Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any Shareholder, the Company, any Company Subsidiary or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any Shareholder, the Company, any Company Subsidiary or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Shareholder, the Company, any Company Subsidiary or any Affiliate of the Company or (iv) otherwise for the benefit of any Shareholder, the Company, any Company Subsidiary or any Affiliate of the Company in violation of any law or other administrative order, constitution, ordinance, regulation, statute or other such norm. Neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

     Section 1.38 Liability. There are not presently pending or threatened, and, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product developed, licensed, distributed or sold by or service provided by or on behalf of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

     Section 1.39 Bank Accounts. Schedule 1.39 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals there from or have access thereto.

     Section 1.40 Investment in the Team Common Stock

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               (a) By reason of the business and financial experience of each
Shareholder and such Shareholder's financial advisors, each Shareholder has the capacity to evaluate the merits and risks of accepting the Team Common Stock to be transferred to such Shareholder and to protect such Shareholder's interests in connection with the Transactions.

               (b) Each Shareholder is acquiring the Team Common Stock to be transferred to such Shareholder for investment for Shareholder's own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Each Shareholder understands that the Team Common Stock have not been, and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Shareholder's representations as expressed herein.

               (c) Each Shareholder has been given full access to all material information concerning the condition, business, operations, proposed operations and prospects of Purchasers, including (i) the Annual Report on Form 10-K most recently filed with the SEC by Purchasers, (ii) all Quarterly Reports on Form 10-Q filed with the SEC by Purchasers since the date of such Annual Report,
(iii) all Reports on Form 8-K filed with the SEC by Purchasers since the date of such Annual Report and (iv) the Proxy Statement most recently filed with the SEC by Purchasers (receipt of copies of each of which is hereby acknowledged by each Shareholder).

               (d) Each Shareholder and each Shareholder's advisors, if any, have had an opportunity to ask questions of, and to receive information from, Purchasers concerning the condition, business, operations, proposed operations and prospects of Purchasers and the terms and conditions of Shareholder's investment in Purchasers, and to obtain any additional information material to such Shareholder's decision to accept the Team Common Stock to be transferred to such Shareholder or necessary to verify the accuracy of other information and data received by Shareholder in connection with the Transactions. Each Shareholder believes that there is no material information concerning the condition, business, operations, proposed operations and prospects of Purchasers of which such Shareholder is unaware.

               (e) Each Shareholder has made either alone or together with such Shareholder's advisors, if any, such independent investigation of Purchasers and related matters as (i) such Shareholder deems to be, or such Shareholder's advisors, if any, have advised to be, necessary or advisable in connection with Shareholder's acceptance of the Team Common Stock to be transferred to such Shareholder and (ii) each Shareholder and such Shareholder's advisors, if any, believe to be necessary in order to reach an informed decision as to the advisability of accepting such Team Common Stock.

               (f) Each Shareholder is able to bear the economic risk of an investment in Team Common Stock to be acquired hereunder, and at the present time, is able to afford a complete loss of such investment.


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               (g) Each Shareholder who is not a citizen of the United States
("Foreign Shareholder") understands and acknowledges that (A) the shares of Stock Consideration have not been registered under the Securities Act, are being sold in reliance upon an exemption from registration afforded by Regulation S; and that such shares of Stock Consideration have not been registered with any state securities commission or authority; (B) pursuant to the requirements of Regulation S, the shares of Stock Consideration may not be transferred, sold or otherwise exchanged unless in compliance with the provisions of Regulation S and/or pursuant to registration under the Securities Act, or pursuant to an available exemption hereunder; and (C) Each Foreign Shareholder is under no obligation to register the shares of Stock Consideration under the Securities Act or any state securities law, or to take any action to make any exemption from any such registration provisions available.

          Each Foreign Shareholder is not a U.S. person and is not acquiring the shares of Stock Consideration for the account of any U.S. person.

          Each Foreign Shareholder is purchasing the shares of Stock Consideration for its own account and risk and not for the account or benefit of a U.S. Person and no other person has any interest in or participation in the shares of Stock Consideration or any right, option, security interest, pledge or other interest in or to the shares of Stock Consideration.

          Each Foreign Shareholder acknowledges that the shares of Stock Consideration will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD IN AN "OFFSHORE TRANSACTION" IN RELIANCE UPON REGULATION S AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE TRANSFERRED OTHER THAN IN ACCORDANCE WITH REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE SECURITIES ACT.

     Section 1.41 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions.


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